EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer, and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD FIRST-QUARTER EARNINGS OF $0.73 PER SHARE

PRICING IMPROVEMENTS LEAD TO IMPROVED MARGINS AND EARNINGS
RALEIGH, North Carolina (May 8, 2007) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced financial results for the first quarter ended March 31, 2007, including record net earnings and earnings per share. Notable items were:
•	Earnings per diluted share of $0.73 compared with $0.66 in the prior-year quarter

•	Net sales of $414 million, down 2% compared with the prior-year quarter

•	Heritage aggregates pricing up 15% and volume down 15%

•	Heritage aggregates product line gross margin up 310 basis points

•	Repurchased 2,335,000 shares of common stock (over 5% of outstanding common shares) for $302 million at an average cost of $129.33 per share
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Excellent first-quarter operating performance drove record operating results in spite of declining sales. Heritage Aggregates product line pricing increased 15.4%, while volume declined 14.6%, leading to a 2% decline in first-quarter sales. However, outstanding production cost management, coupled with lower transportation costs, increased operating leverage and had a favorable impact on results. Consolidated operating margin for all products increased 170 basis points over the prior-year quarter with heritage aggregates product line gross margin increasing 310 basis points.
“Aggregates pricing was better than expected due to favorable product and geographic mix. Severe winter weather conditions, particularly in the West Group and in the Indiana and Ohio areas, led to weaker-than-expected volumes and skewed sales volume toward the Southeastern and Carolinas markets, leading to the favorable geographic mix. In addition to the weather effect on volume, aggregates demand from residential construction was down significantly, as expected.
“Aggregates quarry-level production costs decreased during the quarter. The primary driver of cost reduction was the control of labor during the quarter, particularly in those areas hardest hit by severe winter weather. Total paid man hours declined nearly 15%, while productivity, as measured by tons per paid man hour, increased 3.5% compared with the prior-year quarter. The operations management team is to be commended for executing a solid cost control plan during the quarter.
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MLM Reports First-Quarter Results

May 8, 2007
“Selling, general and administrative expenses increased $2.1 million versus the 2006 first quarter. The growth in expense resulted primarily from $1.6 million in increased performance-based incentive compensation costs that reward management based on the excess of return on invested capital compared with the weighted average cost of capital. The remaining SG&A expense was up 1.4% over the prior year.
“The effective income tax rate for continuing operations increased to 33.8% for the quarter compared with 31.7% in the prior-year quarter. The increase in the effective tax rate resulted from the discrete tax impact of stock option exercises during the quarter, deemed dividends on certain foreign source income, and the adoption of Financial Accounting Standard Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires that management evaluate its tax positions for all open tax years to determine if the position is more likely than not to be sustained upon examination by taxing authorities having full knowledge of all relevant information. The effective income tax rate increased 90 basis points during the quarter as a result of the evaluation of our tax positions in accordance with FIN 48. The initial adoption of FIN 48 increased the reserve for uncertain tax positions and reduced retained earnings by $1.4 million, primarily as a result of providing interest accruals on uncertain tax positions related to temporary or timing differences.
CAPITAL STRUCTURE
“As indicated in our earnings release on February 8, 2007, management and the Board of Directors continue to evaluate the capital structure of the business in light of a fundamental shift in the supply/demand dynamics of aggregates in the United States. This has been an appropriate time for this review since, in our evaluation, the 2006 and first-quarter 2007 results, further establish a new foundation for the performance of the Aggregates business through the construction cycle with the impact of pricing outweighing the impact of volume through the last four quarters of volume declines. Given the expectation of continued supply/demand imbalance in certain geographic areas, modest economic growth and inflationary cost increases, we believe that our balance sheet can support additional leverage. Accordingly, the management team and the Board of Directors have established a leverage target of 2.0 to 2.5 times consolidated earnings before interest, taxes, depreciation, depletion and amortization (EBITDA). We believe this leverage target is prudent and provides financial flexibility for value creation through strong operational performance, continued investment in internal growth opportunities, support of value-added business development opportunities and a return of cash to shareholders through sustainable dividends and share repurchase programs, while maintaining our solid investment grade credit rating.
“During the quarter, we repurchased 2.335 million shares, or over 5% of common shares outstanding, for $302 million, in executing against this target. The share repurchases were initially financed using our existing commercial paper program and other short-term loans. The initial borrowings were refinanced with $225 million of Floating Rate Senior Notes due in 2010 with an interest rate of three-month LIBOR plus 15 basis points and $250 million of 6.25% Senior Notes due in 2037. The 30-year Senior Notes essentially provide the Corporation with permanent capital at a time of historically low 30-year interest rates. At March 31, 2007, consolidated debt-to-consolidated EBITDA is 1.72 times based on a trailing 12-month EBITDA. Share repurchases during the quarter contributed $0.02 per diluted share to first-quarter results.
“We expect to further increase leverage during the year in line with our target and to use the new available cash, coupled with expected free cash flow generated by our businesses, for additional share repurchases and/or implementing other activities to create shareholder value, which could include a wide range of business development opportunities. We currently have an outstanding Board authorization to purchase an additional 1.9 million shares. The Board will consider authorization for additional share repurchases as appropriate, and will review our dividend payout later in the year. As always, our objective continues to be to increase shareholder returns through the effective utilization of excess cash and the appropriate use of our balance sheet, while growing our business and its profitability.
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MLM Reports First-Quarter Results

May 8, 2007
2007 OUTLOOK
“Based upon the strong first-quarter performance and other favorable developments, management continues to have a positive outlook for 2007. Aggregates product line pricing is expected to increase 10% to 11.5% for the year, reflecting continued supply constraints in many of our southeastern and southwestern market areas as well as the rapidly escalating replacement cost of strategically located mineral reserves. Demand for aggregates products is expected to be flat to down 2% with expectations of a softer construction market in the first half of 2007 mitigated by volume growth in the back half of 2007. Commercial and infrastructure construction is expected to increase in 2007, although not at the same rate as in 2006.
“The delays in infrastructure spending in North Carolina and South Carolina are expected to continue throughout 2007; however, we continue to believe that the environment remains positive for pricing improvements and, combined with our strict adherence to cost management, we expect to be able to more than offset these infrastructure issues and report increased earnings. We believe residential construction is likely to decline significantly in the first half of 2007 with the downturn beginning to moderate during the latter part of the year as same-on-same comparisons should become easier. Volume growth in other uses of aggregates products, including chemical grade stone used in controlling electric power plant emissions and railroad ballast, is expected to continue in 2007.
“Our Specialty Products segment, which includes magnesia chemicals, dolomitic lime and focused activity in structural composites, is expected to contribute $33 million to $36 million in pretax earnings in 2007 compared with $22 million in 2006. We expect the magnesia chemicals business to continue to grow, and we expect demand for dolomitic lime from the steel industry to be flat or down slightly.
“We recently raised guidance for net earnings for the full-year 2007 to a range of $6.10 to $6.65 per diluted share. For the second quarter of 2007, net earnings are expected to range from $1.85 to $2.10 per diluted share. Both ranges include the impact of FIN 48.”
RISKS TO EARNINGS EXPECTATIONS
The 2007 estimated earnings range includes management’s assessment of the likelihood of certain risk factors that will affect performance within the range. The level and timing of aggregates demand in the Corporation’s end-use markets and the management of production costs will affect profitability in the Aggregates business. Logistical issues in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affect the Corporation’s ability to efficiently transport material into certain markets (most notably Texas and the Gulf Coast region). Production cost in the Aggregates business is sensitive to energy prices, the costs of repair and supply parts and the start-up expenses for recently completed large-scale plant projects. The Specialty Products segment is sensitive to changes in natural gas prices and is dependent on the steel industry for a significant portion of its sales of dolomitic lime. Opportunities to reach the upper end of the earnings range include the moderation of energy prices, namely diesel fuel and natural gas; the easing of cost pressures on energy-related consumables (i.e., steel, rubber, lubricants); the ability to achieve mid-year price increases across a larger portion of the Corporation’s markets; and the aggregates product line demand exceeding expectations. Risks to the low end of the earnings range are primarily volume related and include a significant drop in demand as a result of a continued decline in residential construction, a pullback in commercial construction, delays in infrastructure projects, or some combination thereof. Further, increased highway construction funding pressures in North Carolina and South Carolina can affect profitability. The business is also subject to weather-related risks that can significantly affect production schedules and profitability. Current weather predictions are indicating an active 2007 hurricane season in the Atlantic Ocean. In 2006, 74% of the Corporation’s net sales were generated in the southern tier of the United States, and, accordingly, the Corporation is exposed to
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MLM Reports First-Quarter Results

May 8, 2007
significant disruption in profitability from hurricane activity. Risks to earnings outside of the range include a significant increase in volume beyond current expectations and/or a precipitous drop in demand as a result of economic events outside of the Corporation’s control.
The key factor driving performance in the second quarter is likely to be volume in the aggregates product line. The second quarter 2007, to date, has experienced the effects of late winter storms across much of the United States. Further, residential construction continues to decline, and there have been delays in infrastructure projects in some markets. Until there is a sustained break in the current weather patterns, there is uncertainty surrounding the volume outlook for the quarter. Current volumes are expected to decline in the second quarter of 2007 compared with the prior year.
Consolidated Financial Highlights
Net sales for the first quarter were $414.5 million, a 2% decrease compared with $423.4 million recorded in the first quarter of 2006. Earnings from operations for the first quarter of 2007 were $57.8 million compared with $51.6 million in 2006. Net earnings were $33.0 million, or $0.73 per diluted share, versus 2006 first-quarter net earnings of $31.0 million, or $0.66 per diluted share.
BUSINESS FINANCIAL HIGHLIGHTS
Net sales for the Aggregates business for the first quarter were $376.0 million, a 2% decline compared with 2006 first-quarter sales of $382.0 million. Aggregates pricing at heritage locations was up 15.4% while volume decreased 14.6%. Inclusive of acquisitions and divestitures, aggregates pricing increased 15.3% and aggregates shipments decreased 14.8%. The business’s earnings from operations for the quarter were $60.3 million in 2007 versus $50.8 million in the year-earlier period.
Specialty Products’ first-quarter net sales of $38.5 million decreased 7% versus prior-year net sales of $41.4 million. Earnings from operations for the first quarter were $7.4 million compared with $6.9 million in the year-earlier period.
ACCOUNTING CHANGES
Effective January 1, 2007, the Corporation adopted Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). The adoption of FIN 48 reduced retained earnings by $1.4 million.
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CONFERENCE CALL INFORMATION
The Company will host an online Web simulcast of its first-quarter 2007 earnings conference call later today (May 8, 2007). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site.
For those investors without online web access, the conference call may also be accessed by calling 913-981-5522, confirmation number 8802467.
For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and dolomitic lime and also produces structural composites products.

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MLM Reports First-Quarter Results

May 8, 2007

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states, and in South Carolina, the Corporation’s 5th largest state as measured by 2006 Aggregates business’ net sales; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market and the impact, if any, on commercial construction; unfavorable weather conditions, including hurricane activity; the volatility of fuel costs, most notably diesel fuel, liquid asphalt and natural gas; continued increases in the cost of repair and supply parts; logistical issues and costs, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; continued strength in the steel industry markets served by the Corporation’s dolomitic lime products; successful development and implementation of the structural composite technological process and commercialization of strategic products for specific market segments to generate earnings streams sufficient enough to support the recorded assets of the structural composites product line; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Reports First-Quarter Results

May 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Net sales	$414.5	$423.4
Freight and delivery revenues	47.7	59.5

Total revenues	462.2	482.9

Cost of sales	320.7	339.1
Freight and delivery costs	47.7	59.5

Cost of revenues	368.4	398.6

Gross profit	93.8	84.3

Selling, general and administrative expenses	38.3	36.2
Research and development	0.2	0.2
Other operating (income) and expenses, net	(2.5)	(3.7)

Earnings from operations	57.8	51.6

Interest expense	11.2	10.0
Other nonoperating (income) and expenses, net	(2.7)	(2.1)

Earnings before taxes on income	49.3	43.7
Income tax expense	16.7	13.8

Earnings from continuing operations	32.6	29.9

Discontinued operations:
Gain on discontinued operations, net of related tax expense of $0.2 and $0.5, respectively	0.4	1.1

Net Earnings	$33.0	$31.0

Net earnings per share:
Basic from continuing operations	$0.73	$0.66
Discontinued operations	0.01	0.02

	$0.74	$0.68

Diluted from continuing operations	$0.72	$0.64
Discontinued operations	0.01	0.02

	$0.73	$0.66

Dividends per share	$0.275	$0.23

Average number of shares outstanding:
Basic	44.5	45.8

Diluted	45.3	46.8

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MLM Reports First-Quarter Results

May 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2007	2006
Net sales:
Aggregates Business:
Mideast Group	$117.2	$117.3
Southeast Group	133.4	126.2
West Group	125.4	138.5

Total Aggregates Business	376.0	382.0
Specialty Products	38.5	41.4

Total	$414.5	$423.4

Gross profit:
Aggregates Business:
Mideast Group	$44.3	$36.2
Southeast Group	33.9	22.0
West Group	8.6	17.0

Total Aggregates Business	86.8	75.2
Specialty Products	10.2	9.6
Corporate	(3.2)	(0.5)

Total	$93.8	$84.3

Selling, general, and administrative expenses:
Aggregates Business:
Mideast Group	$10.4	$9.8
Southeast Group	7.4	6.8
West Group	11.4	11.7

Total Aggregates Business	29.2	28.3
Specialty Products	2.7	2.7
Corporate	6.4	5.2

Total	$38.3	$36.2

Earnings from operations:
Aggregates Business:
Mideast Group	$34.7	$29.2
Southeast Group	27.0	15.7
West Group	(1.4)	5.9

Total Aggregates Business	60.3	50.8
Specialty Products	7.4	6.9
Corporate	(9.9)	(6.1)

Total	$57.8	$51.6

Depreciation	$34.4	$30.7
Depletion	0.9	0.9
Amortization	0.7	1.1

	$36.0	$32.7

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MLM Reports First-Quarter Results

May 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,	March 31,
	2007	2006	2006
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$18.1	$32.3	$31.2
Accounts receivable, net	250.5	242.4	241.6
Inventories, net	281.5	256.3	241.4
Other current assets	71.1	61.3	70.7
Property, plant and equipment, net	1,314.6	1,295.5	1,205.5
Other noncurrent assets	38.2	37.1	56.6
Intangible assets, net	586.5	581.5	588.0

Total assets	$2,560.5	$2,506.4	$2,435.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$378.2	$126.0	$0.6
Other current liabilities	249.5	189.1	214.9
Long-term debt (excluding current maturities)	578.7	579.3	705.9
Other noncurrent liabilities	353.0	358.0	326.6
Shareholders’ equity	1,001.1	1,254.0	1,187.0

Total liabilities and shareholders’ equity	$2,560.5	$2,506.4	$2,435.0

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MLM Reports First-Quarter Results

May 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Three Months Ended
	March 31,
	2007	2006
Net earnings	$33.0	$31.0
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	36.0	32.7
Share-based compensation expense	3.9	2.2
Excess tax benefits from share-based compensation transactions	(11.8)	(7.2)
Gains on divestitures and sales of assets	(1.6)	(2.8)
Other items, net	(0.6)	(0.9)
Deferred income taxes	1.0	(2.4)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(8.1)	(16.6)
Inventories, net	(24.9)	(18.8)
Accounts payable	5.7	(0.1)
Other assets and liabilities, net	16.5	15.4

Net cash provided by operating activities	49.1	32.5

Investing activities:
Additions to property, plant and equipment	(49.9)	(74.4)
Acquisitions, net	(12.0)	(2.8)
Proceeds from divestitures and sales of assets	3.0	18.3
Proceeds from sale of investments	—	25.0
Railcar construction advances	—	(17.6)

Net cash used for investing activities	(58.9)	(51.5)

Financing activities:
Repayments of long-term debt and capital lease payments	(0.4)	(0.4)
Net borrowings on line of credit and commercial paper	252.5	0.1
Change in bank overdraft	1.3	4.0
Dividends paid	(12.5)	(10.6)
Repurchases of common stock	(266.1)	(40.0)
Issuances of common stock	9.0	13.2
Excess tax benefits from share-based compensation transactions	11.8	7.2

Net cash used for financing activities	(4.4)	(26.5)

Net decrease in cash and cash equivalents	(14.2)	(45.5)
Cash and cash equivalents, beginning of period	32.3	76.7

Cash and cash equivalents, end of period	$18.1	$31.2

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MLM Reports First-Quarter Results

May 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2007
	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line (2)
Mideast Group	(18.5%)	22.7%
Southeast Group	(9.5%)	16.0%
West Group	(15.8%)	6.3%
Heritage Aggregates Operations	(14.6%)	15.4%
Aggregates Division (3)	(14.8%)	15.3%

	Three Months Ended
	March 31, 2007
	2007	2006
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	36,275	42,475
Acquisitions	4	—
Divestitures (4)	1	114

Aggregates Division (3)	36,280	42,589

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.
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MLM Reports First-Quarter Results

May 8, 2007
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(In millions)

	Three Months Ended
	March 31,
	2007	2006
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$97.0	$88.0

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such,should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended
	March 31,
	2007	2006
Net cash provided by operating activities	$49.1	$32.5
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	10.8	20.1
Other items, net	9.1	11.1
Income tax expense	16.8	14.3
Interest expense	11.2	10.0

EBITDA	$97.0	$88.0

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $250,000,000 five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 2.75 to 1.00 as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months at March 31, 2007. For supporting calculations, refer to Corporation’s Web site at www.martinmarietta.com.

Twelve-month period
April 1, 2006 to
March 31, 2007
Net earnings	$247,566
Add back:
Interest expense	41,583
Income tax expense	110,338
Depreciation, depletion and amortization expense	143,457
Stock-based compensation expense	15,092
Deduct:
Interest income	(2,016)

Consolidated EBITDA, as defined	$556,020

Consolidated Debt at March 31, 2007	$956,915

Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2007 for the trailing twelve-month EBITDA	1.72

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